FIRST NILES FINANCIAL, INC.
ANNOUNCES STOCK REPURCHASE PROGRAM

Niles, Ohio, July 26, 2000 - First Niles Financial, Inc. (Nasdaq SmallCap Market: FNFI), the holding company for Home Federal Savings and Loan Association of Niles, announced its intention today to repurchase up to 83,037 common shares, representing 5% of its outstanding shares, in the open market or in privately negotiated transactions. These shares will be purchased at prevailing market prices over a twelve-month period, subject to market conditions. The repurchased shares will be held by the Company as treasury shares to be used to satisfy the Company's obligations under its stock-based compensation plans and for other general corporate purposes.

William L. Stephens, Chairman of the Board, President and Chief Executive Officer of First Niles, indicated that the Board of Directors approved the repurchase program after considering the current market price of the Company's common stock, especially in relation to its book value, and the strong capital position of the Company's subsidiary, Home Federal Savings and Loan Association of Niles. Mr. Stephens stated that "presently, the repurchase of our shares represents an attractive investment opportunity which we anticipate will benefit the Company and our shareholders."

As of June 30, 2000, First Niles had consolidated total assets of $73.4 million and stockholders' equity of $17.8 million. The Company's per share book value as $10.72 at June 30, 2000.

FOR IMMEDIATE RELEASE	For Further Information Contact:

July 26, 2000	William L. Stephens, President or Lawrence Safarek, Vice President First Niles Financial, Inc. 55 N. Main Street Niles, Ohio 44446 (330) 652-2539